Exhibit 99.1

Newmark Group, Inc. Reports First Quarter 2019 Financial Results

The Company Increases Full Year 2019 Adjusted EPS Outlook

Newmark Reaffirms 2019 Adjusted EBITDA and Revenue Guidance

Raises Quarterly Dividend to Ten Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – May 9, 2019 – Newmark Group, Inc. (NASDAQ: NMRK) (“Newmark” or “the Company”) today reported its financial results for the quarter ended March 31, 2019.

Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	1Q19	1Q18	Change
Revenues	$447.7	$430.5	4.0%
GAAP income before income taxes and noncontrolling interests	30.1	39.4	(23.7)%
GAAP net income (loss) for fully diluted shares	22.0	30.3	(27.5)%
Adjusted Earnings before noncontrolling interests and taxes	64.8	55.2	17.4%
Post-tax Adjusted Earnings to fully diluted shareholders	55.6	47.1	18.2%
Adjusted EBITDA	79.3	73.1	8.6%

Per Share Results	1Q19	1Q18	Change
GAAP net income (loss) per fully diluted share	$0.08	$0.12	(33.3)%
Post-tax Adjusted Earnings per share	0.21	0.19	10.5%

Management Comments

Barry M. Gosin, Chief Executive Officer of Newmark, said: “We continued to grow across leasing, investment sales, mortgage brokerage, and multifamily during the quarter. We are pleased to reaffirm our full year 2019 revenues and Adjusted EBITDA guidance. As we execute on our plan to reduce net share issuance, we are increasing our 2019 Adjusted Earnings per share guidance by 5 cents. We now expect Adjusted Earnings per share to improve by 7 percent to 13 percent for the full year and to be between $1.60 and $1.70.

“Our hiring of top talent is accelerating as Newmark’s reputation grows. Among our key hires year-to-date are a top-ranked senior housing debt capital markets team in North Carolina and a high-producing senior housing and healthcare capital markets team in Dallas, which together significantly expands our Healthcare & Alternative Real Estate Assets group. In addition, we have recently added a leading debt originations team in Denver and strong industrial teams in Los Angeles and Seattle. Furthermore, we have continued to expand our international presence by adding leading senior housing and retail teams in Canada and over 100 professionals in Latin America over the past year.

“We also recently acquired MLG Commercial, a leading commercial real estate company offering both brokerage and property management services in Wisconsin. Our front-office headcount increased by 11 percent year-over-year as of quarter-end, while our total headcount grew 9 percent. This follows comparable increases of 10 percent and 8 percent, respectively, in 2018. We are attracting top producers to Newmark and improving their productivity through the deployment of innovative technology and by leveraging our extensive cross-sell opportunities. We are encouraged by the progress we are making in our technology investments and in our

[1]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax earnings” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) To Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.

talent development program. We are excited about our growth opportunities and confident in the strong momentum being generated across our platform.”

Dividend Information

On May 7, 2019, Newmark’s Board of Directors declared and raised its quarterly qualified cash dividend by $0.01 to $0.10 per share payable on June 12, 2019 to Class A and Class B common stockholders of record as of May 28, 2019. The ex-dividend date will be May 24, 2019.2

Discussion of Financial Results

Newmark’s first quarter results under GAAP included an unrealized non-cash loss of $13.3 million on the Company’s Nasdaq Forwards, which hedge the Company against any potential downside risk from a decline in the share price of Nasdaq’s common stock, while retaining all the potential upside from share price appreciation. Newmark’s GAAP Income before income taxes and noncontrolling interests would have increased by approximately 10 percent year-over-year for the quarter but for the decrease in non-cash “other income” related to unrealized mark-to-market movements with respect to the Nasdaq Forwards.3 This resulted from an increase in the share price for Nasdaq common stock during the quarter. In 2018, we recorded a non-cash gain of $19 million as the value of the Nasdaq Forwards moves inversely with the price of Nasdaq common stock. This item is not included in the calculations for Adjusted Earnings or Adjusted EBITDA.

The Company’s first quarter of 2019 revenues were consistent with normal quarterly seasonality for Newmark and its full service peers. Over the past three calendar years, Newmark generated an average 21 percent of its full year revenues in the first quarter. For the Company’s full service peers,4 the comparable average of full year revenues in the first quarter was 20 percent over the past two years. Over the past three calendar years, Newmark generated an average of 10 percent of its full year Adjusted Earnings per share during the first quarter versus a full service peer average of 13 percent. Over the past three calendar years, Newmark generated an average of 13 percent of its full year Adjusted EBITDA during the first quarter versus a full service peer average of 14 percent. Quarterly seasonality also generally impacts measures of GAAP earnings and cash flows from operations before lending activities reported by commercial real estate services companies.

Online Availability of Investor Presentation and Additional Financial Tables

An investor presentation as well as Excel versions of the tables at the end of this document are available for download if one views the release at http://ir.ngkf.com. The Excel tables and presentation contain the results discussed in this document, recast non-GAAP results for 2018 and 2017 consistent with the new methodology, as well as other useful information that may not be contained herein.

[2]	This dividend is consistent with the Company’s previously stated intention of paying out up to 25 percent of its expected full year Adjusted Earnings per share to common stockholders.
[3]

For further information on the Nasdaq earn-out and the Nasdaq Forwards, see the sections of this document titled “Reconciliation of GAAP Income (Loss) To Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” and “Recognition and Monetization of Nasdaq Payments”.

[4]	Simple averages based on U.S. ticker symbols CBRE, JLL, CIGI, and CWK. 2016 revenues for the peers are not applicable due to the impact of ASC 606 on their results.

Revenue Detail5

Newmark Summary Results (USD millions)	1Q19	1Q18	Change
Leasing and other commissions	$172.5	$159.4	8.2%
Capital markets	102.8	101.4	1.4%
Gains from mortgage banking activities/origination, net	31.3	38.9	(19.4)%
Management services, servicing fees, and other	141.0	130.8	7.8%
Total revenues	447.7	430.5	4.0%

Newmark’s revenues from both tenant representation and agency leasing improved in the first quarter of 2019. Brokerage revenues benefited from the acquisitions of RKF and Jackson Cooksey in September and July of 2018, respectively.

Newmark’s GSE and FHA notional origination volumes increased by 20 percent in the first quarter of 2019 versus a year earlier. As with other multifamily agency lenders, the Company’s mix of originations, and therefore revenues, can vary depending on the size of loans, as well by the categories of loans with respect to Fannie Mae, Freddie Mac and FHA product mix. The Company’s first quarter loan production was over 70 percent Freddie Mac. Over time, Newmark expects a more balanced mix between the agencies.

Newmark’s combined volumes from multifamily originations, investment sales, and non-originated mortgage brokerage increased by approximately 20 percent year-on-year to $7 billion in the first quarter of 2019. This compares to an estimated increase of 7 percent for the industry. Given its pipeline of financings and its continued ability to increase cross-selling between its origination, investment sales, and mortgage brokerage businesses, the Company expects its multifamily capital markets business to grow faster than the overall market.

Management services, servicing fees, and other revenues increased primarily due to higher servicing fees, Valuation & Advisory, and higher interest income on warehouse loans held for sale.

Consolidated Expenses6

Consolidated Expenses (USD millions)	1Q19	1Q18	Change
Compensation and employee benefits under GAAP	$263.4	$261.1	0.9%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	13.9	17.4	(20.4)%
Non-compensation expenses under GAAP	122.9	104.8	17.3%
Total expenses under GAAP	400.1	383.3	4.4%

Compensation and employee benefits for Adjusted Earnings	263.4	261.1	0.9%
Non-compensation expenses for Adjusted Earnings	115.9	106.3	9.0%
Total expenses for Adjusted Earnings	379.3	367.4	3.2%

[5]	Other income appears below “Total expenses” and above “Income (loss) from operations” in the GAAP income statement shown later in this document.
[6]

The line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” is referred to as “equity-based compensation” for purposes of defining the Company’s non-GAAP results. For the first quarters of 2019 and 2018, GAAP equity-based charges included $6.3 million and $4.0 million, respectively, in allocation of net income to limited partnership units and FPUs, which represents certain Newmark employees’ pro-rata portion of net income. For the first quarters of 2019 and 2018, GAAP expenses also included $7.6 million and $13.4 million, respectively, in other equity-based compensation. Please see “Adjusted Earnings Defined” for more information on these aforementioned GAAP charges, as well as on how non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”) impact non-GAAP results.

Non-compensation expenses increased primarily due to acquisitions and new hires and increased usage of the Company’s GSE warehouse facilities.

Taxes and Noncontrolling Interest

Taxes (USD millions)	1Q19	1Q18	Change
GAAP provision for income taxes	$6.7	$6.9	(3.5)%
Provision for income taxes for Adjusted Earnings	9.3	7.3	27.1%
Net income (loss) attributable to noncontrolling interests for GAAP	6.5	12.5	(47.9)%
Net income (loss) attributable to noncontrolling interests for Adjusted Earnings	(0.1)	0.8	NMF

The effective tax rate for Adjusted Earnings was 14.4 percent, which is consistent with the Company’s previous outlook for a non-GAAP tax rate in the range of 14 percent to 16 percent in 2019.

Consolidated Share Count7

Consolidated Share Count	1Q19	1Q18	Change	4Q18
Fully diluted weighted-average share count under GAAP and Adjusted Earnings	269.1	246.8	9.0%	267.6
Fully diluted period-end share count under GAAP and Adjusted Earnings	268.3	254.7	5.3%	268.0

Newmark has taken and continues to expect to take a number of steps to reduce net share issuance. These may include issuing less equity with respect to acquisitions, employee compensation, and new hires. The Company does not anticipate these steps will have any impact on its ability to attract and retain industry-leading talent or to make accretive acquisitions. Newmark currently expects its year-end spot fully diluted share count to increase by 0 to 1 percent year-over-year in 2019 compared with 268 million as of December 31, 2018.8 The revised outlook for 2019 excludes the potential impact of any material acquisitions or meaningful changes to the Company’s stock price.9

Newmark’s fully diluted share count was essentially flat in the first quarter of 2019 versus the fourth quarter of 2018. Year-over-year, the share count increased primarily due to the first quarter 2018 sale to BGC of approximately 16.6 million exchangeable limited partnership units of Newmark for $242 million, the proceeds from which the Company used to repay long term debt.

Select Balance Sheet Data10

Select Balance Sheet Data (USD millions)	March 31, 2019	December 31, 2018
Cash and cash equivalents	$72.5	$122.5
Liquidity	$72.5	$171.4
Long-term debt	$538.6	$537.9
Total equity	$1,047.4	$1,083.0

[7]

The fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods; the term “spot” is used interchangeably with the end-of-period share count.

[8]

The Company currently anticipates an increase in the fully diluted weighted average share count of between 3 and 4 percent in 2019. The Company’s previous outlook was for its fully diluted weighted average share count to increase by 5 to 7 percent in 2019 versus 259.0 million in 2018.

[9]

Newmark’s closing price was $8.48 on April 30, 2019. Its year-to-date volume-weighted average price (“VWAP”) was $9.23 from January 1, 2019 through April 30, 2019. Its VWAP was $11.46 in 2018. These approximate VWAPs are based on Bloomberg’s calculation.

[10]

“Total equity” in this table is the sum of "Redeemable partnership interests," "Noncontrolling interests" and "Total stockholders' equity". “Long-term debt" in this table is the sum of “Long-term debt” and “Long-term debt payable to related parties” and excludes “Current portion of payables to related parties” as well as “Warehouse facilities collateralized by U.S. GSEs”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. Such loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. Liquidity excludes marketable securities that have been financed. See the section titled “Liquidity Defined” and the related reconciliation tables later in this document.

Including cash and cash equivalents and marketable securities, Newmark’s total liquidity was $72.5 million as of March 31, 2019, as compared with $171.4 million at year-end 2018. This change reflects the payment of $59.3 million for corporate taxes in addition to the impact of year-end bonuses.

The Company’s net debt to trailing twelve month Adjusted EBITDA was 0.9 times as of March 31, 2019.11 In addition, Newmark’s balance sheet does not yet reflect the approximately $451 million worth of additional Nasdaq payments expected from 2023 through 2027, because the shares are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq generated gross revenues of approximately $4.3 billion in 2018. Given Newmark’s liquidity, $250 million revolving credit facility, the expected Nasdaq payments, anticipated Adjusted EBITDA, and the Company’s low leverage levels, Newmark believes it is well-positioned to invest for growth.

Outlook for 2019

The Company’s full year outlook for 2019 compared with 2018 is as follows.

*	Newmark expects to produce 2019 revenues of between approximately $2,200 million and $2,300 million, compared with $2,048 million.
*	The Company anticipates generating Adjusted EBITDA of between approximately $550 million and $585 million versus $524 million.
*	Newmark anticipates its 2019 tax rate for Adjusted Earnings to be in the range of approximately 14 percent and 16 percent compared with 14.8 percent.
*	The Company expects its spot fully diluted share count will increase by between 0 percent and 1 percent versus 268 million at the end of 2018.
*	Newmark has increased the midpoint of its 2019 post-tax Adjusted Earnings per share guidance by 5 cents to a range of approximately $1.60 and $1.70, compared with $1.50 in 2018.
*	The Company’s outlook excludes the potential impact of any material acquisitions or meaningful changes to the Company’s stock price.

Conference Call and Investor Presentation

Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s Non-GAAP results, is expected to be accessible via the following site: http://ir.ngkf.com. A webcast replay of the conference call is expected to be accessible at the same website within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	5/9/2019 at 10:00 a.m. ET
U.S. Dial In:	1-844-698-0961
International Dial In:	1-647-253-8659
Passcode:	219-1728

REPLAY:
Available From – To:	5/9/2019 1:00 p.m. ET – 5/16/2019 11:59 p.m. ET
U.S. Dial In:	1-800-585-8367
International Dial In:	1-416-621-4642
Passcode:	219-1728

[11]	The numerator in this net debt to Adjusted EBITDA calculation is the sum of “Long-term debt” and “Long-term debt payable to related parties” less total liquidity.

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

Differences between Non-GAAP and GAAP Consolidated Results

As was previously disclosed, the Company has simplified and clarified its presentation of Adjusted Earnings and Adjusted EBITDA. Newmark now excludes GAAP charges related to equity-based compensation for Adjusted Earnings rather than expenses with respect to grants of exchangeability and issuance of common stock. In addition, the Company no longer excludes GAAP charges with respect to employee loan amortization and reserves on employee loans when calculating Adjusted EBITDA. Newmark has recast its historical non-GAAP financial results for 2018 and 2017 consistent with this new presentation on its investor relations website at http://ir.ngkf.com. Furthermore, in order to be more consistent with how other companies present non-GAAP results, the Company has moved the narrative describing the differences between results under Adjusted Earnings and GAAP to the footnotes following the table found later in this document and titled “Reconciliation of GAAP Income (Loss) To Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; and “Liquidity”. These terms are defined later in this document.

Equity-based Compensation and Allocations of Net Income to Limited Partnership Units and FPUs

Newmark has changed the GAAP line item formerly known as “Allocations of net income and grant of exchangeability to limited partnership units and FPUs and issuance of common stock” to “Equity-based compensation and allocations of net income to limited partnership units and FPUs” in the Company’s condensed consolidated statements of operations. The change resulted in the reclassification of amortization charges related to equity-based awards such as REUs and RSUs from GAAP “Compensation and employee benefits” to “Equity-based compensation and allocations of net income to limited partnership units and FPUs”. This change in presentation had no impact on the Company’s GAAP “Total compensation and employee benefits” nor GAAP “Total expenses”. Certain reclassifications have been made to previously reported amounts to conform to the current presentation. These GAAP equity-based compensation charges reflect the following items:

*

Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

*

Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability at ratios designed to cover any withholding taxes expected to be paid by the unit holder upon exchange. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

*

GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.

*	Charges related to amortization of RSUs and limited partnership units.
*	Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
*	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. Newmark had formerly excluded all charges related to the previous line item “Allocations of net income and grant of exchangeability to limited partnership units and FPUs and issuance of common stock.

Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.

Other Items with Respect to Non-GAAP Results

Adjusted Earnings and Adjusted EBITDA calculations also exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refer to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which the Company refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.

In addition, Adjusted Earnings calculations exclude certain unusual, one-time, non-ordinary or non-recurring items, if any, as well as certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. The Company views excluding such items as a better reflection of the ongoing operations of the Company.

Adjusted Earnings Defined

Newmark uses non-GAAP financial measures including, but not limited to, “pre-tax Adjusted Earnings” and “post-tax Adjusted Earnings”, which are supplemental measures of operating results that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “Income (loss) from operations before income taxes” and “Net income (loss) from operations per fully diluted share”, all prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as described below. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark.

Adjustments Made to Calculate Pre-Tax Adjusted Earnings

Newmark defines pre-tax Adjusted Earnings as GAAP income (loss) from operations excluding items such as:

*	Net non-cash GAAP gains or losses related to OMSRs and MSRs;
*

The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021, and 2022 (the “Nasdaq Forwards”);

*	Mark-to-market adjustments for cost basis investments under ASU 2016-01;
*	Non-cash GAAP asset impairment charges, if any;
*	Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
*	Unusual, one-time, non-ordinary, or non-recurring items; and
*	Equity-based compensation.

The amount of charges relating to equity-based compensation the Company uses to calculate pre-tax Adjusted Earnings on a quarterly basis is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Adjustments Made to Calculate Post-Tax Adjusted Earnings”.

Adjustments Made to Calculate Post-Tax Adjusted Earnings

Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units.

Newmark incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Post-Tax Adjusted Earnings per Share

Newmark’s Post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. In addition, the non-cash preferred dividends are excluded from Adjusted Earnings per share as Newmark expects to redeem the related EPUs with Nasdaq shares.

Other Matters with Respect to Adjusted Earnings

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the certain sections and tables of this document and/or the Company’s most recent financial results press release in which Newmark’s non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined

Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Interest expense;
*	Provision (benefit) for income taxes;
*	Fixed asset depreciation and intangible asset amortization;
*	Impairment charges;
*	Net income (loss) attributable to noncontrolling interest;
*	Equity-based compensation;
*	Net non-cash GAAP gains or losses related to OMSRs and MSRs;
*

The impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021, and 2022 (the “Nasdaq Forwards”); and

*	Mark-to-market adjustments for cost basis investments under ASU 2016-01.

The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the certain sections and tables of this document and/or the Company’s most recent financial results press release in which Newmark’s non-GAAP results are reconciled to those under GAAP.

Outlook for Non-GAAP Items

Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:

*	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
*	Unusual, one-time, non-ordinary, or non-recurring items;
*

The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging including with respect to the Nasdaq Forwards. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined

Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents plus marketable securities that have not been financed, reverse repurchase agreements, and securities owned, less securities loaned and repurchase agreements. The Company considers this an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

Recognition and Monetization of Nasdaq Payments

On June 28, 2013, BGC sold its eSpeed business to Nasdaq, Inc. (“Nasdaq”). The purchase consideration consisted of $750 million in cash paid upon closing, plus an expected payment of up to 14.9 million shares of Nasdaq common stock to be paid ratably over 15 years beginning in 2013, assuming that Nasdaq, as a whole, generates at least $25 million in gross revenues each of these years. “Payments” may be used interchangeably with the Nasdaq share “earn-out”. The value of the Nasdaq shares discussed in this document are based on the closing price as of May 8, 2019 and assumes no change in that company’s stock price.

On June 20, 2018, the Company announced that it had entered into transactions related to the monetization of the expected 2019 and 2020 Nasdaq payments (the “First Monetization” or “June Transaction”). On September 26, 2018, the Company announced that Newmark entered into similar transactions related to the monetization of the expected 2021 and 2022 Nasdaq payments (the “Second Monetization” or the “September Transaction” and, together, the "Transactions"). As part of the Transactions, Newmark's principal operating subsidiary issued approximately $325 million of exchangeable preferred limited partnership units ("EPUs") in private transactions to The Royal Bank of Canada ("RBC"). Contemporaneously with the issuance of these EPUs, a special purpose vehicle (the "SPV") entered into four variable postpaid forward transactions (together, the "Forwards") with RBC. The SPV is a wholly owned subsidiary of Newmark formed in connection with the June Transaction and its sole asset is the right to receive the Nasdaq share earn-outs for 2019 through 2022.

As a result of the Transactions, Newmark’s balance sheet total equity increased by approximately $325 million, including the receipt of $266 million of cash and the value of the Forwards, which provide downside protection at $94.21 on the 2019 and 2020 earn-outs and at $87.68 on the 2021 and 2022 earn-outs. If Nasdaq's stock is higher than $94.21 and $87.68 for the First and Second Monetization, respectively, the total amount of additional cash Newmark could retain with respect to each payment would be equal to 992,247 times the amount by which the price of Nasdaq shares exceed the applicable strike prices from 2019 through 2022. Therefore, the Transactions provided downside protection, and were not commensurate with a sale. The Company retains any of the potential upside related to appreciation of the 992,247 Nasdaq shares recognized in 2018 and still held on its balance sheet, as well as the 8.9 million Nasdaq shares it expects to receive from 2019 through 2027.

Newmark will record any income and tax obligation related to the Nasdaq earn-out in the third quarters of each year through 2027 for GAAP, Adjusted Earnings, and Adjusted EBITDA. For additional information on the Transactions, see the Company’s June 20, 2018 press release titled “Newmark And BGC Partners Announce Monetization of Approximately Two Million Nasdaq Shares and Update Their Outlooks”, the Company’s September 26, 2018 press release titled “Newmark and BGC Partners Announce Monetization of an Additional Approximately Two Million Nasdaq Shares and Update Their Outlooks”, and the related filings made on the same respective dates on Form 8-K.

Berkeley Point Acquisition

On September 8, 2017, BGC acquired Berkeley Point Financial LLC, including its wholly owned subsidiary Berkeley Point Capital LLC. These LLCs are now a direct and indirect subsidiary, respectively, of Newmark. Newmark’s financial results have been recast to include the results of Berkeley Point for all periods from April 10, 2014 onward, because this transaction involved a combination of entities under common control. The Company calculates volumes based on when loans are rate locked, which is consistent with how revenues are recorded for “Gains from mortgage banking activities/origination, net”. The GSE multifamily agency volume statistics for the industry are based on when loans are sold and/or securitized, and typically lag those reported by Newmark by 30 to 45 days. As of October 15, 2018, the businesses formerly operating as ARA, Berkeley Point, NKF Capital Markets, and Newmark Cornish & Carey all operate under the name “Newmark Knight Frank” or “NKF”.

Other Items

Unless otherwise stated, all results discussed in this document compare first quarter 2019 with the relevant year-earlier periods. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes. On November 30, 2018, BGC Partners, Inc. (NASDAQ: BGCP) ("BGC Partners" or "BGC") completed the distribution of all of the shares of Newmark held by BGC to stockholders of BGC. BGC distributed these Newmark shares through a special pro rata stock dividend (the "Spin-Off" or the "Distribution"). For all periods prior to the Spin-Off, BGC was the largest and controlling shareholder of Newmark. As a result, BGC consolidated the results of Newmark and reported them as its Real Estate Services segment. These segment results may differ from those of Newmark as a stand-alone company.

On January 1, 2019, Newmark adopted ASC 842 Leases (“ASC 842”), which provides guidance on the accounting and disclosure for accounting for leases.  Newmark has elected the optional transition method, and pursuant to this transition method, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods prior to January 1, 2019.  Newmark has elected the package of ‘practical expedients,’ which permits Newmark not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs.  Newmark has elected the short-term lease recognition exemption for all leases that qualify, and has elected the practical expedient to not separate lease and non-lease components for all leases other than real estate leases. The adoption of ASC 842 on January 1, 2019 resulted in the recognition of Right of Use (“ROU”) assets of approximately $178.8 million and ROU liabilities of approximately $226.7 million, with no effect on beginning retained earnings. The adoption of the new guidance did not have a significant impact on Newmark’s unaudited condensed consolidated statements of operations, unaudited condensed consolidated statements of changes in equity and unaudited condensed consolidated statements of cash flows.

About Newmark Group, Inc.

Newmark Group, Inc. (“Newmark Group”) is a publicly traded company that, through subsidiaries, operates as a full-service commercial real estate services business with a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Under the Newmark Knight Frank name, the investor/owner services and products of Newmark Group’s subsidiaries include capital markets (comprised of investment sales and mortgage brokerage), agency leasing, property management, valuation and advisory, diligence and underwriting. Newmark Group’s subsidiaries also offer government sponsored enterprise lending, loan servicing, debt and structured finance, and loan sales. Newmark Group’s occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark Group enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio.

Newmark Group has relationships with many of the world’s largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark Group’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “NMRK”. Newmark is a trademark/service mark and/or registered trademark/service mark of Newmark Group and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at http://www.ngkf.com/, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about Newmark

Statements in this document regarding Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Statements set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Statements contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

Media Contact:
Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Jason Harbes, CFA or Jason McGruder
+1 212-610-2426

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$72,527	$122,475
Restricted cash	65,306	64,931
Marketable securities	43,745	48,942
Loans held for sale, at fair value	873,021	990,864
Receivables, net	445,941	451,605
Receivables from related parties	-	20,498
Other current assets	51,527	57,739
Total current assets	1,552,067	1,757,054
Goodwill	515,326	515,321
Mortgage servicing rights, net	406,960	411,809
Loans, forgivable loans and other receivables from employees and partners	312,985	285,532
Fixed assets, net	81,845	78,805
Other intangible assets, net	34,485	35,769
Other assets	549,530	369,867
Total assets	$3,453,198	$3,454,157

Liabilities, Redeemable Partnership Interest, and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$859,746	$972,387
Accrued compensation	288,804	366,506
Current portion of accounts payable, accrued expenses and other liabilities	302,191	312,239
Securities loaned	43,745	-
Current portion of payables to related parties	29,273	13,507
Total current liabilities	1,523,759	1,664,639

Long-term debt	538,626	537,926
Other long term liabilities	343,431	168,623
Total liabilities	2,405,816	2,371,188

Equity:
Total equity (1)	1,047,382	1,082,969
Total liabilities and equity	$3,453,198	$3,454,157

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity".

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
Revenues:	2019	2018
Commissions	$275,268	$260,735
Gains from mortgage banking activities/origination, net	31,346	38,914
Management services, servicing fees and other	141,042	130,811
Total revenues	447,656	430,460
Expenses:
Compensation and employee benefits	263,353	261,088
Equity-based compensation and allocations of net income to limited partnership units and FPUs	13,871	17,416
Total compensation and employee benefits	277,224	278,504
Operating, administrative and other	87,893	75,427
Fees to related parties	6,725	6,894
Depreciation and amortization	28,304	22,513
Total non-compensation expenses	122,922	104,834
Total expenses	400,146	383,338
Other income (losses), net:
Other income (loss)	(9,718)	5,707
Total other income (losses), net	(9,718)	5,707

Income from operations	37,792	52,829
Interest expense, net	(7,699)	(13,409)
Income before income taxes and noncontrolling interests	30,093	39,420

Provision for income taxes	6,687	6,933
Consolidated net income	$23,406	$32,487

Less: Net income attributable to noncontrolling interests	6,502	12,490

Net income available to common stockholders	$16,904	$19,997

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders (1)	$13,680	$19,997
Basic earnings per share	$0.08	$0.13
Basic weighted-average shares of common stock outstanding	178,611	155,694

Fully diluted earnings per share
Net income (loss) for fully diluted shares (1)	$21,968	$30,286
Fully diluted earnings per share	$0.08	$0.12
Fully diluted weighted-average shares of common stock outstanding	269,057	246,834

Dividends declared per share of common stock	$0.10	$0.09
Dividends paid per share of common stock	$0.09	$0.00

(1) In accordance with ASC 260, includes a reduction for dividends on preferred stock or units of $3.2 million for the three months ended March 31, 2019.

NEWMARK GROUP INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	For the Three Months Ended March 31,
	2019	2018
Net cash provided by (used in) operating activities	$39,433	$(590,394)
Net cash provided by (used in) investing activities	2,872	42,473
Net cash provided by (used in) financing activities	(91,878)	666,560
Net increase (decrease) in cash and cash equivalents	(49,573)	118,639
Cash and cash equivalents and restricted cash at beginning of period	187,406	173,374
Cash and cash equivalents and restricted cash at end of period	$137,833	$292,013
Net cash provided by (used in) operating activities excluding activity from loan originations and sales	$(78,409)	$12,611

The condensed consolidated statement of cash flows is presented in summarized form. For complete condensed consolidated statement of cash flows, please refer to the Company’s quarterly report on Form 10-Q for the three months ended March 31, 2019, to the filed with the Securities and Exchange Commission in the near future.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP INCOME (LOSS) TO ADJUSTED EARNINGS AND
GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS (1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Net income (loss) available to common stockholders	$16,904	$19,997

Pre-tax adjustments:
Compensation adjustments;
Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	13,871	17,416
Total Compensation adjustments	13,871	17,416

Non-Compensation adjustments;
Amortization of intangibles (3)	1,276	1,513
MSR amortization (4)	22,126	17,824
OMSR Revenue (4)	(16,378)	(21,097)
Total Non-Compensation adjustments	7,024	(1,760)

Other (income) / losses, net
Other non-cash, non-dilutive, and/or non-economic items (5)	13,861	168
Total Other (income) losses:	13,861	168

Total pre-tax adjustments	34,756	15,824

Net income (loss) attributable to noncontrolling interests (6)	6,502	12,490
Provision for income taxes (7)	6,687	6,933

Pre-tax Adjusted Earnings	$64,849	$55,244

GAAP Net income (loss) available to common stockholders	$16,904	$19,997
Allocations of net income (loss) to noncontrolling interests (8)	6,639	11,687
Total pre-tax adjustments (from above)	34,756	15,824
Income tax adjustment to reflect adjusted earnings taxes (7)	(2,652)	(414)

Post-tax Adjusted Earnings	$55,647	$47,094
Per Share Data
GAAP fully diluted earnings per share	$0.08	$0.12

Allocation of net income (loss) to noncontrolling interests	0.00	0.01
Exchangeable preferred limited partnership units non-cash preferred dividends	0.01	0.00
Total pre-tax adjustments (from above)	0.13	0.07
Income tax adjustment to reflect adjusted earnings taxes	(0.01)	(0.01)

Post-tax adjusted earnings per share (9)	$0.21	$0.19
Pre-tax adjusted earnings per share (9)	$0.24	$0.23
Fully diluted weighted-average shares of common stock outstanding	269,057	246,834

See the following page for notes to the above table.

(1) Non-recurring (gains) / losses, which was previously a separate line item, have now been reclassified to Other non-cash, non-dilutive, non-economic items. For the three months ended March 31, 2019 and 2018, these non-recurring expenses included contingent consideration and payments of $0.5 million and $0.2 million, respectively.

(2) For the three months ended March 31, 2019 and 2018, GAAP expenses included $7.6 million and $13.4 million, respectively, in equity-based compensation and $6.3 million and $4.0 million, respectively, in allocation of net income to limited partnership units and FPUs. For additional information, see section on Non-GAAP Financial Measures in this document. Allocations of net income to limited partnership units and FPUs represents Newmark employees’ pro-rata portion of net income.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which the Company refer to as “OMSRs”) and non-cash GAAP amortization of mortgage servicing rights (which the Company refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.

(5) Includes $13.3 million for the three months ended March 31, 2019 related to the impact of any unrealized non-cash mark-to-market gains or losses in “other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021 and 2022.

(6) Primarily represents Cantor and/or BGC’s pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

(7) The Company’s GAAP provision for income taxes is calculated based on an annualized methodology. The Company’s GAAP provision for income taxes was $6.7 million for the first quarter of 2019.  The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The provision for income taxes with respect to Adjusted Earnings was modified by $2.7 million for first quarter of 2019. As a result, the provision for income taxes for Adjusted Earnings was $9.3 million for the first quarter of 2019. The Company’s GAAP provision for income taxes was $6.9 million for the first quarter of 2018.  The provision for income taxes with respect to Adjusted Earnings was modified by $0.4 million for first quarter of 2018. As a result, the provision for income taxes for Adjusted Earnings was $7.3 million for the first quarter of 2018.

(8) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

(9) For the first quarter of 2019, earnings per share calculations under GAAP included reductions for EPUs of $3.2 million. For Adjusted Earnings, these non-cash preferred dividends are excluded as the Company expects to redeem these EPUs with Nasdaq shares.

NEWMARK GROUP, INC.
Reconciliation of GAAP Income (Loss) to Adjusted EBITDA (1)
(in thousands) (unaudited)

	Three Months Ended March 31,
	2019	2018
GAAP Net income (loss) available to common stockholders	$16,904	$19,997
Add back:
Net income (loss) attributable to noncontrolling interests (2)	6,502	12,490
Provision (benefit) for income taxes	6,687	6,933
OMSR Revenue (3)	(16,378)	(21,097)
MSR Amortization (4)	22,126	17,824
Other Depreciation and Amortization (5)	6,178	4,688
Equity-based compensation and allocations of net income to limited partnership units and FPUs (6)	13,871	17,416
Other non-cash, non-dilutive, non-economic items (7)	13,861	(1)
Interest expense	9,567	14,820
Adjusted EBITDA	$79,318	$73,070

(1) Non-recurring (gains) / losses, which was previously a separate line item, have now been reclassified to Other non-cash, non-dilutive, non-economic items. For the three months ended March 31, 2019 and 2018, these non-recurring expenses included contingent consideration and payments of $0.5 million and $0.2 million, respectively.

(2) Primarily represents Cantor and/or BGC’s pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

(3) Non-cash gains attributable to originated mortgage servicing rights.

(4) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.

(5) Includes fixed asset depreciation of $4.9 million and $3.2 million for the three months ended March 31, 2019 and 2018, respectively. Also includes intangible asset amortization and impairments related to acquisitions of $1.3 million and $1.5 million for the three months ended March 31, 2019 and 2018, respectively.

(6) For the three months ended March 31, 2019 and 2018, GAAP expenses included $7.6 million and $13.4 million, respectively, in equity-based compensation and $6.3 million and $4.0 million, respectively, in allocation of net income to limited partnership units and FPUs. For additional information, see section on Non-GAAP Financial Measures in this document. Allocations of net income to limited partnership units and FPUs represents Newmark employees’ pro-rata portion of net income.

(7) Includes $13.3 million for the three months ended March 31, 2019 related to the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2019, 2020, 2021 and 2022.

NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2019	2018

Common stock outstanding	178,611	155,694
Limited partnership units	60,688	60,688
Cantor units	23,553	23,801
Founding partner units	5,750	5,733
RSUs	-	275
Other	455	643

Fully diluted weighted-average share count for GAAP and Adjusted Earnings	269,057	246,834

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)

	March 31,	December 31,
	2019	2018

Cash and cash equivalents	$72,527	$122,475
Marketable securities (1)	-	48,942
Total (2)	$72,527	$171,417

(1) As of March 31, 2019 and December 31, 2018, $43.7 million and $0 of Marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis, respectively.

(2) As of March 31, 2019, total Liquidity excludes $65.3 million of funds maintained in the restricted liquidity are in excess of the amount pledged to the Fannie Mae. As of December 31, 2018, total Liquidity excludes $64.9 million of funds maintained in the restricted liquidity are in excess of the amount pledged to the Fannie Mae.